Exhibit (10-2)
Short Term Achievement Reward Program – Related Correspondence and Terms and Conditions

FORM STAR-AA AWARD AGREEMENT
_______________________________________________________________________________________

%%FIRST_NAME_LAST_NAME%-%
%%EMPLOYEE_IDENTIFIER%-%

Subject: NON-STATUTORY STOCK OPTION SERIES YR-STAR-AA

In recognition of your contributions to the future success of the business, The Procter & Gamble Company (“Company”) hereby grants to you an option to purchase shares of Procter & Gamble Common Stock as follows:

Option Price per Share: %%OPTION_PRICE%-%
Number of Shares: %%TOTAL_SHARES_GRANTED%-%

Grant Date: DD September 20XX
Expiration Date: DD September 20XX
Vest Date: DD September 20XX

This Award is granted in accordance with and subject to the terms of The Procter & Gamble 2019 Stock and Incentive Compensation Plan (including any applicable sub-plan) (the “Plan”), the Regulations of the Compensation and Leadership Development Committee of the Board of Directors (“Committee”), this Award Agreement including Attachments and the Exercise Instructions in place as may be revised from time to time. Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan. You may access the Plan by activating this hyperlink: The Procter & Gamble 2019 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to [email] for assistance.

Vesting and Exercise
As long as you remain in compliance with the terms of the Plan and the Regulations, this Award will not be forfeitable, will become exercisable on the Vest Date, and will expire on the Expiration Date. In the event of death, the Vest Date for this Award becomes your date of death and the Award remains exercisable until the Expiration Date.

This Award Agreement, including Attachment A, the Plan and Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Any legal action related to this Award, including Article 6 of the Plan, must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award.

You do not need to do anything further to accept this Award under the terms of the Plan. Attachment A is a copy of the Employee Acknowledgement and Consent Form that you completed when you elected to receive your STAR award in options.

THE PROCTER & GAMBLE COMPANY

Tracey Grabowski

Chief Human Resources Officer

Attachment A
(EMPLOYEE ACKNOWLEDGEMENT & CONSENT FORM FOR STAR OPTIONS)

Please note that when the issue or transfer of the Common Stock covered by this Award may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency, the Company reserves the right to refuse to issue or transfer said Common Stock and that any outstanding Awards may be suspended or terminated and net proceeds may be recovered by the Company if you fail to comply with the terms and conditions governing this Award.

Nature of the Award
By completing this form and accepting the Award evidenced hereby, I acknowledge that: i) the Plan is established voluntarily by The Procter & Gamble Company (“P&G”), it is discretionary in nature and it may be amended, suspended or terminated at any time; ii) Awards under the Plan are voluntary and occasional and this Award does not create any contractual or other right to receive future Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past; iii) all decisions with respect to future Awards, if any, will be at the sole discretion of P&G; iv) my participation in the Plan is voluntary; v) this Award is an extraordinary item and not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; vi) in the event that my employer is not P&G, the Award will not be interpreted to form an employment relationship with P&G; and furthermore, the Award will not be interpreted to form an employment contract with my employer (“Employer”); vii) the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty, may increase or decrease in value and potentially have no value; viii) my participation in the Plan shall not create a right to further employment with my employer and shall not interfere with the ability of my employer to terminate my employment relationship at any time, with or without cause; ix) and no claim or entitlement to compensation or damages arises from the termination of the Award or the diminution in value of the Award or shares purchased and I irrevocably release P&G and my employer from any such claim that may arise.

Data Privacy
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my Employer and The Procter & Gamble Company and its subsidiaries and affiliates (“P&G”) for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that P&G and my Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in P&G, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere (including countries outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise or settlement of the Award. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Responsibility for Taxes
Regardless of any action P&G or my Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and that P&G and/or my Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the issuance, vesting or exercise, settlement, the subsequent sale of shares acquired, the receipt of any dividends or dividend equivalents or the potential impact of current or future tax legislation in any jurisdiction; and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise or settlement of an Award, I shall pay or make adequate arrangements satisfactory to P&G and/or my Employer to satisfy all withholding and payment on account obligations of P&G and/or my employer. In this regard, I authorize P&G and/or my Employer to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by P&G and/or my Employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, P&G may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that P&G only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, I shall pay to P&G or my Employer any amount of Tax-Related Items that P&G or my Employer may be required to withhold as a result of my participation in the Plan or my purchase of shares that cannot be satisfied by the means previously described. P&G may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.